Exhibit 10.1

March 16, 2023

Shaun Blakeman

Re: Retention Agreement

Dear Shaun,

As a valued employee of SomaLogic Operating Co., Inc. or its affiliates (collectively, “SomaLogic”), SomaLogic views your continued service and expertise as vital to the success of our company. Therefore, in exchange for your continued employment with SomaLogic, we are pleased to offer you a one-time retention bonus (“Bonus”), as specified below:

Retention Bonus Amount	Retention Date
Three months of base pay	September 16, 2023
Three months of base pay	March 16, 2024

This Bonus is contingent upon your continued employment through the Retention Date specified above and will be paid to you in the payroll following the Retention Date, less applicable taxes and deductions.

If you voluntarily terminate your employment from SomaLogic prior to the Retention Date, you will not receive the Bonus specified above.

If you are involuntarily terminated by SomaLogic prior to the Retention Date, you will receive the Bonus specified above paid in full regardless of the termination reason or date.

Your employment continues to be subject to the employment policies and practices of SomaLogic as your employer, as applicable, which, among other things, provide that all employment is “at will” and may be terminated by your employer or you at any time for any reason or for no reason. Nothing contained in this retention agreement shall (a) confer on you any right to continue in the employ of SomaLogic; (b) constitute any contract for employment; or (c) in any way alter the at-will nature of your employment with SomaLogic.

The details of this agreement are confidential and you are not permitted to disclose the existence or amount of the Bonus to anyone other than adult members of your immediate family and your legal and tax advisors who may have a need to know such information and agree to keep these terms confidential.

You understand and agree that you are responsible for payment of all applicable taxes, interest and penalties legally imposed on you in connection with this Bonus. SomaLogic shall have no liability to you or any other party with respect to any such tax or amount and you agree to indemnify SomaLogic against all claims arising out of this retention agreement.

To indicate your acceptance of the terms of this retention agreement, please sign in the space provided below.

Thank you for your continued service to SomaLogic.

Accepted and Agreed:

By:	/s/ Shaun Blakeman	Date:	March 28, 2023
Shaun Blakeman